EXHIBIT 16.1

December 13, 2011

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: China Liaoning Dingxu Ecological Agriculture Development, Inc. (formerly Hazlo! Technologies, Inc.)

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K of China Liaoning Dingxu Ecological Agriculture Development, Inc.

 (the Company) filed with the Securities and Exchange Commission on December 13, 2011, and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ M&K CPAS, PLLC